Exhibit 99.1

ATS Corporation Announces Financial Results for the Fourth Quarter and Fiscal Year 2008

Highlights

▪	2008 revenue of $131.5 million; 23% growth compared to 2007
▪	2008 EBITDA(1) of $12.2 million (or a 9.3% margin); 51% growth compared to 2007
▪	Fourth quarter 2008 revenue of $30.9 million and EBITDA(1) of $3.4 million or an 11.1% margin
▪
Strong cash flow from operations of $10.6 million for the full year and total debt of $37.2 million as of December 31, 2008, down over $11 million from $48.6 million in total debt as of December 31, 2007.

MCLEAN, VA – (BUSINESSWIRE) – March 12, 2009 – ATS Corporation ("ATSC" or the “Company”) (OTCBB: ATCT), a leading information technology company that delivers innovative technology solutions to government and commercial organizations, today announced operating results for the fourth quarter and fiscal year ended December 31, 2008.

Fourth Quarter Results

ATSC reported revenue of $30.9 million for the fourth quarter of 2008.  Revenue for the fourth quarter decreased by 2% over fourth quarter revenue of $31.5 million in fiscal year 2007.  The revenue decline was primarily driven by underperformance in the Company’s commercial business areas.  Quarter over quarter revenue from commercial contracts decreased by 19% to $6.3 million.  Quarter over quarter revenue from government contracts increased by 2% to $24.5 million.

Operating income for the fourth quarter of 2008 was $2.6 million and the net income for the quarter was $785,000, or $0.03 per diluted share, compared to an operating loss of $32,000 and a net loss of $259,000, or loss of $0.01 per diluted share for the fourth quarter of 2007.

EBITDA(1) was $3.4 million for the fourth quarter of 2008, resulting in an EBITDA margin of 11.1%, an increase of 21.4% over 2007 fourth quarter EBITDA (2) of $2.8 million or an EBITDA margin of 8.9%.

Backlog as of December 31, 2008 was $178.4 million, of which $53.1 million was funded.  Day’s sales outstanding were 86 at the end of the fourth quarter of fiscal year 2008.  As of December 31, 2008, ATSC’s balance sheet included debt of (i) $32.6 million on its revolving credit facility, down from $35.8 million at September 30, 2008 and (ii) approximately $4.5 million in promissory notes related to the acquisitions of Potomac Management Group, Inc. and Number Six Software, Inc., down from $5.2 million at September 30, 2008.  Additionally, the balance sheet included $45.9 million in stockholders’ equity.

Full Fiscal Year 2008 Results

ATSC reported revenue of $131.5 million for the fiscal year ended December 31, 2008.  Revenue for the year increased by 23.0% over the revenue for fiscal year 2007.  Acquisitions occurring in the second half of fiscal year 2007 strongly influenced year over year revenue growth.

As reported in the ATSC third quarter 2008 earnings release, the Company incurred a $56.8 million, non-cash goodwill and intangible asset impairment charge.  The impairment resulted primarily from an updated outlook for businesses acquired during 2007, leading to an adjustment of the estimated fair value of goodwill and certain intangible assets.

Including the impact of the impairment charge, the operating loss for the year was $51.1 million and net loss for the year was $49.8 million, or $2.35 per diluted share, compared to operating income of $1.1 million and a net loss of $6.5 million, or $0.35 per diluted share for fiscal year 2007.

EBITDA (1) was $12.2 million for 2008, resulting in an EBITDA margin of 9.3% and an increase of 50.6% over adjusted 2007 EBITDA (2).  As previously reported, the Company incurred one-time severance costs totaling $890,000 in the third quarter of 2008 related to the termination of three senior executives.  The exclusion of those expenses produced an adjusted EBITDA (3) of $13.1 million for 2008, resulting in an adjusted EBITDA margin of 9.9% and an increase of 61.7% over 2007 EBITDA.  The 2007 EBITDA was $8.1 million for the eleven and one-half month period ending December 31, 2007, which resulted in an EBITDA margin of 7.6%.

The net loss for fiscal year 2008 was driven by the $56.8 million writedown of goodwill and intangibles.  Net income adjusted for the impairment charge and associated tax benefit (4) was $2.0 million, or $0.09 per diluted share.

Fourth Quarter New Bookings

Fourth quarter net new bookings totaled approximately $1 million.  Subsequent to the end of the quarter, the Company booked several new awards, the largest of which were a $11.3 million contract with the Federal Election Commission and a $6 million contract with the Defense Security Service.

2008 Highlights and Management Comments

Major ATSC highlights for 2008 included:

▪	Maintaining above industry average EBITDA margins in excess of 9% for each quarter and the full year;
▪	Paying down outstanding debt by over $11 million in 2008, representing nearly 25% of our total borrowings;
▪	Retiring 92% of our warrants;
▪	Moving into a new headquarters facility and upgrading our internal IT infrastructure, saving over $1.5 million in annual costs; and
▪	Expanding the depth of the management team with the addition of a highly experienced Chief Operating Officer.

ATSC Chairman and Chief Executive Officer Dr. Edward H. Bersoff commented, “While 2008 was a year of mixed results for us, I’m very pleased with what we were able to accomplish in a period of significant economic instability.  We were able to exceed our target EBITDA margins of 9% and deliver EBITDA of $12.2 million for the year and adjusted EBITDA of $13.1 million, well within our guidance for the year, and even within EBITDA guidance we had provided earlier in the year prior to making adjustments related to weaknesses we subsequently experienced in revenue.   Our revenue results for the year were within our guidance; however, our inability to deliver strong organic growth was due mostly to underperformance in our commercial contracts.  Our government business remained stable throughout the year and we are encouraged by our two recent wins, one with the Federal Election Commission, representing our continued ability to win all our recompetes, and the other with the Defense Security Service, representing our ability to penetrate a new client sector in the growing areas of cybersecurity and biometrics.”

ATSC Executive Vice President and Chief Operating Officer George Troendle added, “We remain optimistic about 2009 performance and our market positions in light of the challenging economic environment and priorities of the new presidential administration.  Our work with two of our biggest customers, the Department of Housing and Urban Development (“HUD”) and Fannie Mae, performed as we expected in 2008 and with no significant downturns related to the housing crisis.   In fact, we won new business at HUD last year in response to the Housing and Economic Recovery Act of 2008 and one of our mortgage backed-security (“MBS”) products is handling approximately 25% of the Federal Reserve Bank’s transaction volume related to its $500 billion MBS repurchase program.  We will continue to monitor our commercial business, as we did in 2008, to keep costs in line with top-line performance and make investments where we see the potential for growth.”

ATSC Executive Vice President and Chief Financial Officer Pamela Little further commented on the financial performance, “As a result of our strong profitability, we were able to pay down over 25% of our borrowings over the course of the year and therefore maintain a healthy relationship with our lenders in the midst of the credit crisis.  Furthermore, while we would have liked to have seen stronger organic growth over last year, we were still able to deliver higher than industry average operating profits and were very pleased in our ability to increase EBITDA margins by 170 basis points over last year.”

Management’s Outlook

The Company’s previously issued financial guidance for 2009 is for total revenues of between $129 to $135 million and EBITDA (1) between $11.5 and $13.0 million.

“While our guidance for the full year of 2009 represents modest organic growth over 2008, we are encouraged by several positive trends that we believe will offset some of the revenue weaknesses we experienced in 2008, and we anticipate a return in quarter over quarter growth in 2009, unlike the declines we experienced in 2008.  New business and building our backlog over the year will remain one of our top priorities in 2009,” concluded Dr. Bersoff.

Conference Call

ATSC will conduct a fourth quarter conference call on Thursday, March 12, 2009 at 5:00 p.m. EST.   The dial-in number for the live teleconference for participants based in the U.S. and Canada is 866-814-8399, conference ID # 1339055. For international participants, please call into 011-800-4040-2020 and use the same conference ID #.  A recorded replay of the teleconference will also be available on the Company website (www.atsc.com) for one year from the conference call date.

About ATS Corporation

ATSC is a leading provider of software and systems development, systems integration, infrastructure management and outsourcing, information sharing and consulting to the Department of Defense, Federal civilian agencies, public safety and national security customers, as well as commercial enterprises.  Headquartered in McLean, Virginia, the Company has more than 600 employees at 12 locations across the country.

Any statements in this press release about future expectations, plans, and prospects for ATSC, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies for the majority of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business, and other factors discussed in our latest annual report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008, as amended on March 21, 2008 and April 4, 2008. In addition, the forward-looking statements included in this press release represent our views as of March 12, 2009. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to March 12, 2009.

Additional information about ATSC may be found at www.atsc.com.

Company Contact:
Joann O’Connell
Vice President, Investor Relations
ATS Corporation
(571) 766-2400

Media Contact:
Penny Parker
Corporate Communications Manager
ATS Corporation
(571) 766-2400

(1) EBITDA is a non-GAAP measure that is defined as GAAP net income plus other expense, interest expense, income taxes, depreciation and amortization, and impairment charges.  We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results.  EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to net income as a measure of operating performance or the cash flows from operating activities as a measure of liquidity.  Please refer to the table at the bottom of the statement of operations in this release that reconciles GAAP net income to EBITDA.

(2) 2007 EBITDA – Earnings before interest, taxes, depreciation and amortization adjusted for one time items not expected to be reflected in the ongoing performance of ATSC and related to severance expenses, start-up Sarbanes-Oxley compliance costs and other transaction-related one time expenses.

(3) Adjusted EBITDA is defined as EBITDA adjusted for one time severance expenses not expected to be reflected in the ongoing performance of ATSC.  Please refer to the table at the bottom of the statement of operations in this release that reconciles GAAP net income to adjusted EBITDA.

(4)  Net income adjusted for the impairment charge and associated tax benefit is a non-GAAP measure that is defined as GAAP net loss plus the impairment charge and less the associated tax benefit.  We have provided this adjusted net income and the associated earnings per share because we believe it is a better measure for comparison with our peer group.

ATS Corporation
Consolidated Statement of Operations

	ATS Corporation
	Three Months Ended December 31,		Year Ended December 31,
	2008 (unaudited)	2007 (unaudited)	2008	2007
Revenue	$30,853,655	$31,514,891	$131,548,557	$106,887,039
Operating costs and expenses
Direct costs	20,691,608	22,087,375	88,476,707	75,010,192
Selling, general and administrative expenses	6,705,421	7,919,062	30,927,440	25,925,693
Depreciation and amortization	861,903	1,540,947	6,444,516	4,877,244
Impairment	—	—	56,772,541	—
Total operating costs and expenses	28,258,932	31,547,383	182,621,204	105,813,129
Operating (loss) income	2,594,723	(32,492)	(51,072,647)	1,073,910
Other (expense) income
Interest income (expense), net	(781,809)	(519,139)	(3,427,859)	(492,722)
Gain (loss) on warrant liabilities	—	—	—	(6,930,000)
Other income (expense)	(23,088)	238,765	29,627	248,612
(Loss) income before income taxes	$1,789,826	$(312,866)	$(54,470,879)	$(6,100,200)
Income tax (benefit) expense	1,004,757	(53,420)	(4,642,464)	453,529
(Loss) income from continuing operations	$785,069	$(259,446)	$(49,828,415)	$(6,553,729)

Net (loss) income	$785,069	$(259,446)	$(49,828,415)	$(6,553,729)
Weighted average number of shares outstanding
—basic	22,442,163	18,783,163	21,231,654	18,848,722
—dilutive	22,442,163	18,783,163	21,231,654	18,848,722
Basic net (loss) income per share	$0.03	$(0.01)	$(2.35)	$(0.35)
Diluted net (loss) income per share	$0.03	$(0.01)	$(2.35)	$(0.35)

Reconciliation of GAAP Net Income to EBITDA (1) and Adjusted EBITDA (3)

	Three Months Ended December 31, 2008	Year Ended December 31, 2008
Net Income	$785,069	$(49,828,415)
Adjustments
Impairment Charge	—	56,772,541
Depreciation and amortization	861,903	6,444,516
Interest	781,809	3,427,859
Taxes	1,004,757	(4,642,464)
EBITDA (1)	3,433,538	12,174,037

Severance	—	890,519

ADJUSTED EBITDA (3)	3,433,538	13,064,556

ATS Corporation
Consolidated Balance Sheets (audited)

	ATS Corporation
	Year Ended December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$364,822	$1,901,977
Accounts receivable, net	29,268,647	31,191,784
Prepaid expenses and other current assets	537,974	923,803
Income tax receivable (net)	—	1,567,094
Other current assets	22,771	16,663
Deferred income taxes, current	1,321,890	1,335,965
Total current assets	31,516,104	36,937,286
Property and equipment, net	3,712,340	1,501,409
Goodwill	59,128,648	107,600,686
Intangible assets, net	8,304,686	21,446,868
Restricted cash	1,316,530	1,278,489
Other assets	387,897	259,353
Deferred income tax benefit	2,003,348	—
Total assets	$106,369,553	$169,024,091
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$2,583,333	$2,820,191
Capital leases—current portion	86,334	96,558
Accounts payable and accrued expenses	10,224,266	8,634,665
Accrued salaries and related taxes	2,999,576	4,425,966
Accrued vacation	2,220,865	2,479,540
Income taxes payable (net)	600,121	—
Deferred revenue	1,745,352	2,164,574
Deferred rent—current portion	379,520	80,984
Total current liabilities	20,839,367	20,702,478
Long-term debt—net of current portion	34,492,558	45,604,958
Capital leases—net of current portion	745	87,078
Deferred rent—net of current portion	2,842,171	94,069
Other long-term liabilities	2,283,256	724,654
Deferred income taxes	—	6,475,540
Total liabilities	60,458,097	73,688,777

Shareholders’ equity:
Preferred Stock $.0001 par value, 1,000,000 shares authorized, and no shares issued and outstanding	—	—
Common stock $0.0001 par value, 100,000,000 shares authorized, 30,867,304 and 27,529,010 shares issued, respectively	3,087	2,753
Additional paid-in capital	130,767,038	129,384,746
Treasury stock, at cost, 8,342,755 shares	(30,272,007)	(30,272,007)
Accumulated deficit	(53,190,822)	(3,362,407)
Other comprehensive income (net of $887,416 and $260,907 tax effect, respectively)	(1,395,840)	(417,771)
Total shareholders’ equity	45,911,456	95,335,314
Total liabilities and shareholders’ equity	$106,369,553	$169,024,091

ATS Corporation
Consolidated Statement of Cash Flows (audited)

	ATS Corporation
	Year Ended December 31,
	2008	2007
Cash flows from operating activities
Net (loss) income	$(49,828,415)	$(6,553,729)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,254,287	679,147
Impairment charge	56,772,541	—
Amortization of intangibles	5,190,229	4,215,418
Stock-based compensation	876,944	1,034,017
Deferred income taxes	(7,846,958)	(1,820,581)
Deferred rent	(68,908)	175,053
(Gain) Loss on disposal of equipment	(1,223)	—
Loss (gain) on derivative liabilities related to warrants	—	6,930,000
Provision for bad debt	258,018	37,911
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable, net of bad debt	1,241,120	26,912
Accrued interest payable and receivable	(31,537)	232,835
Prepaid expenses and other current assets	385,829	(286,613)
Accounts payable and other accrued expenses	769,471	(256,652)
Accrued salaries and related taxes	(1,422,123)	(5,229,988)
Accrued vacation	(258,675)	(303,185)
Income taxes payable and receivable	3,224,632	(2,195,796)
Other current liabilities	293,321	(209,224)
Other long-term liabilities	(45,976)	(137,826)
Other assets	(134,651)	—
Restricted cash	(38,041)	(60,707)
Net cash provided by (used in) operating activities	$10,589,885	$(3,723,008)
Cash flows from investing activities
Purchase of property and equipment	(371,232)	(373,063)
Proceeds from sale of businesses	—	—
Acquisition of businesses—net of cash acquired	(838,459)	(123,249,859)
Sale of U.S. government securities held in trust fund	—	121,024,475
Proceeds from disposal of equipment	21,352	—
Release (deposit) of cash held in trust fund	—	1,332
Net cash (used in) provided by investing activities	$(1,188,339)	$(2,597,115)

ATS Corporation
Consolidated Statement of Cash Flows (audited) (continued)

Cash flows from financing activities
Borrowings on lines-of-credit	62,707,090	41,084,125
Payments on lines-of-credit	(71,236,157)	—
Payments on notes payable	(2,820,191)	(645,833)
Payments on capital leases	(95,125)	(76,459)
Payments to repurchase stock purchase warrants	—	(2,081,121)
Proceeds from stock issued regarding ESPP	271,547	—
Proceeds from exchange of stock for warrants (net of expenses)	234,135	—
Payments to repurchase treasury stock	—	(30,272,007)
Net cash provided by (used in) financing activities	$(10,938,701)	$8,008,705
Net (decrease) increase in cash	$(1,537,155)	$1,688,582
Cash and cash equivalents, beginning of period	1,901,977	213,395
Cash and cash equivalents, end of period	$364,822	$1,901,977
Supplemental disclosures:
Cash paid or received during the period for:
Income taxes paid	$2,726,412	$4,215,380
Income tax refunds	$2,578,871	$4,201
Interest paid	$3,510,719	$569,244
Interest received	$29,913	$233,500
Non-cash activities:
Issuance of stock related to acquisition of businesses	$—	$4,750,000
Notes payable issued related to acquisition of businesses	$—	$4,749,998